Black Hills Corp. Reaffirms 2025 Earnings Guidance and Reports 2025 First-Quarter Results

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Reaffirms 2025 earnings guidance range of $4.00 to $4.20 per share with strong confidence in 4-6% EPS growth rate outlook
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Obtained all rights-of-way for 260-mile electric transmission expansion in Wyoming that will provide long-term cost stability for customers and enable growth
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Served new all-time peak load at Wyoming Electric, reflecting an increase of nearly 10% over 2024, driven by data center and blockchain growth
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Seeking $35 million of new annual revenues in Nebraska to continue providing reliable service for customers
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Wildfire legislation enacted in Wyoming protects utilities from liability for damages when following commission-approved wildfire mitigation plans

RAPID CITY, S.D. — May 7, 2025 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter ending March 31, 2025. Operating income, net income available for common stock and earnings per share for the three months ended March 31, 2025, compared to the three months ended March 31, 2024, were:

	Three Months Ended March 31,
	2025	2024
	(in millions, except per share amounts)
Operating Income	$205.0	$193.3
Net income available for common stock	$134.3	$127.9
Earnings per share, Diluted	$1.87	$1.87

Earnings of $1.87 per share compared to $1.87 per share for the first quarter of 2024 benefited from new rates, rider recovery, and favorable weather, which largely offset higher operating expenses and financing and depreciation costs.

“We are reaffirming our full-year earnings guidance, which represents a 5% annual growth rate, as we continue to make progress on our regulatory and growth initiatives,” said Linn Evans, president and CEO of Black Hills Corp. “We enjoy strong liquidity and credit ratings, and our team performed with excellence in delivering safe and reliable service to our customers and communities.

“We implemented new electric rates in Colorado, filed a new gas rate review in Nebraska, and advanced our gas rate review in Kansas. We made excellent progress on our 260-mile transmission expansion project, Ready Wyoming, with all regulatory approvals and necessary rights-of-way from landowners procured, and are on track to be fully in service by year-end. We also continued to advance our plans to deliver new electric generation resources in South Dakota and Colorado.

“Looking ahead, our core utility rate base growth and earnings from our growing data center demand provides strong confidence in our 4% to 6% long-term EPS growth target. By the end of our five-year plan, we expect to serve 500 megawatts of data center demand from existing customers through our innovative business model that requires minimal capital, doubling earnings contribution to more than 10% in 2028. Additionally, upside potential from data centers and other organic growth in our service territories are expected to drive long-term transmission and generation investment opportunities,” concluded Evans.

FIRST-QUARTER 2025 HIGHLIGHTS AND RECENT UPDATES

Electric Utilities

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On March 6, the state of Wyoming enacted comprehensive wildfire mitigation legislation (HB192), effective July 1, 2025. The legislation provides material liability protections for a utility that complies with its commission-approved wildfire mitigation plan. The legislation provides a utility a presumption of reasonableness and prudency for compliance with an approved wildfire mitigation plan.

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On March 22, new rates were effective for Colorado Electric resulting from its rate review request filed on June 14, 2024. The new rates provide $17 million of new annual revenue based on a weighted average cost of capital of 6.90% with a capital structure range of 47% to 49% equity and 51% to 53% debt, and a return on equity range of 9.3% to 9.5%. On April 7, the company filed a request for rehearing, reargument and reconsideration with the Colorado Public Utilities Commission. On May 6, the decision was received, increasing new annual revenue to $17.5 million.

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During the first quarter, Wyoming Electric set two new all-time and winter peak loads of 344 megawatts on Feb. 12, 2025, and 318 megawatts on Jan. 20, 2025, respectively. The new peaks represent 19 consecutive years of increasing electric demand in Wyoming and an increase of nearly 10% over the previous all-time peak of 314 megawatts in January 2024.

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During the first quarter, Wyoming Electric continued construction of its approximately 260-mile, $350-million Ready Wyoming electric transmission expansion project, which is expected to be completed and in service by year-end 2025. The project is expected to maintain long-term cost stability for customers, enhance system resiliency and access to power markets, support local economic growth and facilitate development of Wyoming’s strong wind and solar natural resources. The company has received all required regulatory approvals, procured all land rights-of-way, and is constructing the project in multiple segments. The first 12-mile transmission line segment and two substations near Cheyenne, Wyoming, were completed and energized in 2024, adding approximately $40 million of rate base being recovered through the transmission rider.

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On March 28, South Dakota Electric filed a request with the Wyoming Public Service Commission for a certificate of public convenience and necessity (CPCN) for the 99-megawatt, $280 million Lange II gas-fired generation project. The new resource is planned to be constructed and in service by the second half of 2026. The fast-start, dispatchable generation will be comprised of six reciprocating internal combustion engines, with technology to support strong system resiliency, including crucial black start capability to respond quickly to electric load changes. The addition of these resources will replace aging gas-fired and diesel resources planned for retirement in 2027 and support updated planning reserve margin requirements.

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During the first quarter, Colorado Electric continued to pursue the addition of 350 megawatts of new renewable generation resources in support of its Clean Energy Plan. In 2024, the Colorado Public Utilities Commission approved the addition of a 100-megawatt utility-owned solar project, a 50-megawatt utility-owned battery storage project and a 200-megawatt solar power purchase agreement. The company plans to file a request for a CPCN for the battery storage project during the second quarter. Negotiations with counterparties for the other two projects are ongoing, which will drive the final cost and timing of projects.

Gas Utilities

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On May 1, Nebraska Gas filed a rate review request with the Nebraska Public Service Commission seeking approval to recover approximately $453 million of system investments and inflationary impacts on expenses to serve customers. The rate review requested $34.9 million of new annual revenue based on a capital structure of approximately 50.5% equity and 49.5% debt and a return on equity of 10.5%. The company is seeking interim rates effective Aug. 1, 2025, and new final rates in the first quarter of 2026.

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On Feb. 3, Kansas Gas filed a rate review request with the Kansas Corporation Commission seeking approval to recover approximately $118 million of system investments and inflationary impacts on expenses to serve customers. The rate review requested $17 million of new annual revenue based on a capital structure of approximately 50% equity and 50% debt and a return on equity of 10.5%. New rates are requested in the second half of 2025.

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On Jan. 1, new final rates were effective for Iowa Gas resulting from an approved settlement agreement for its rate review request filed May 1, 2024. The approved black box settlement provides $15 million of new annual revenue based on a weighted average cost of capital of 7.2%.

Corporate and Other

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On April 22, Black Hills’ board of directors approved a quarterly dividend of $0.676 per share payable on June 1, 2025, to common shareholders of record at the close of business on May 16, 2025. On an annualized basis, the dividend represents 55 consecutive years of increases, the second-longest track record in the electric and natural gas industry.

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During the first quarter, the company issued a total of 0.8 million shares of new common stock for net proceeds of $46 million.

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On March 5, Moody's Investor Service affirmed Black Hills' long-term issuer rating at Baa2 with a stable outlook.

2025 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2025 earnings per share available for common stock to be in the range of $4.00 to $4.20, based on the following assumptions issued on Feb. 5, 2025:

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Normal weather conditions within our utility service territories
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Constructive and timely outcomes of utility regulatory dockets;
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Excludes mark-to-market adjustments;
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No unplanned outages at our generation facilities;
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Compounded annual growth rate of approximately 3.5% for operations and maintenance expense (excludes depreciation and amortization and taxes other than income taxes) off 2023 of $552 million
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Equity issuance between $215 million and $235 million; and
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An effective tax rate of approximately 13% for the full year.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2025	2024
	(in millions, except per share amount)
Revenue	$805.2	$726.4

Operating expenses:
Fuel, purchased power and cost of natural gas sold	359.7	316.6
Operations and maintenance	153.7	133.6
Depreciation and amortization	69.2	65.9
Taxes other than income taxes	17.6	17.0
Total operating expenses	600.2	533.1

Operating income	205.0	193.3

Interest expense, net	(51.3)	(44.0)
Other income (expense), net	0.8	(0.8)
Income tax benefit (expense)	(18.1)	(16.9)
Net income	136.4	131.6
Net income attributable to non-controlling interest	(2.1)	(3.7)
Net income available for common stock	$134.3	$127.9

Weighted average common shares outstanding:
Basic	71.6	68.2
Diluted	71.8	68.3

Earnings per share:
Earnings Per Share, Basic	$1.87	$1.88
Earnings Per Share, Diluted	$1.87	$1.87

CONSOLIDATING INCOME STATEMENTS -- YEAR-TO-DATE

(Minor differences may result due to rounding)

	Consolidating Income Statement
Three Months Ended March 31, 2025	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$236.7	$572.4	$(3.9)	$805.2

Fuel, purchased power and cost of natural gas sold	67.2	292.6	(0.1)	359.7
Operations and maintenance	68.8	87.9	(3.0)	153.7
Depreciation and amortization	37.1	32.1	-	69.2
Taxes other than income taxes	9.3	8.3	-	17.6
Operating income	$54.3	$151.5	$(0.8)	$205.0

Interest expense, net				(51.3)
Other income (expense), net				0.8
Income tax benefit (expense)				(18.1)
Net income				136.4
Net income attributable to non-controlling interest				(2.1)
Net income available for common stock				$134.3

	Consolidating Income Statement
Three Months Ended March 31, 2024	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$222.2	$508.7	$(4.5)	$726.4

Fuel, purchased power and cost of natural gas sold	54.8	261.9	(0.1)	316.6
Operations and maintenance	57.5	78.6	(2.5)	133.6
Depreciation and amortization	35.3	30.4	0.2	65.9
Taxes other than income taxes	10.0	7.0	-	17.0
Operating income	$64.6	$130.8	$(2.1)	$193.3

Interest expense, net				(44.0)
Other income (expense), net				(0.8)
Income tax benefit (expense)				(16.9)
Net income				131.6
Net income attributable to non-controlling interest				(3.7)
Net income available for common stock				$127.9

Three Months Ended March 31, 2025, Compared to the Three Months Ended March 31, 2024

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Electric Utilities’ operating income decreased $10.3 million primarily due to higher operating expenses and current year unplanned generation outages;
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Gas Utilities’ operating income increased $20.7 million primarily due to new rates and rider recovery driven by the Arkansas Gas and Colorado Gas rate reviews and favorable winter heating season weather partially offset by higher operating expenses;
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Interest expense, net increased $7.3 million primarily due to higher interest rates and lower interest income on lower cash and cash equivalents balances; and
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Net income attributable to non-controlling interest decreased $1.6 million due to lower net income from Black Hills Colorado IPP primarily driven by unplanned generation outages.

OPERATING STATISTICS

Electric Utilities

	Revenue		Quantities Sold
	Three Months Ended March 31,		Three Months Ended March 31,
	2025	2024	2025	2024
	(in millions)		(in GWh)
Retail Revenue -
Residential	$66.4	$62.5	406.4	388.8
Commercial	68.8	65.9	517.2	511.8
Industrial	48.2	43.5	609.8	553.6
Municipal	4.5	4.3	34.6	34.2
Other Retail	3.4	3.5	—	—
Subtotal Retail Revenue - Electric	191.3	179.7	1,568.0	1,488.4
Wholesale	7.1	8.5	147.8	176.0
Market - off-system sales	11.3	6.6	173.6	115.6
Transmission	12.1	12.6	—	—
Other (a)	14.9	14.8	—	—
Total Revenue and Quantities Sold	$236.7	$222.2	1,889.4	1,780.0
Other Uses, Losses, or Generation, net (b)			94.1	101.8
Total Energy			1,983.5	1,881.8

(a)
Primarily related to Integrated Generation, inter-segment rent, and non-regulated services to our retail customers under the Service Guard Comfort Plan and Tech Services.
(b)
Includes company uses and line losses.

	Revenue		Quantities Sold
	Three Months Ended March 31,		Three Months Ended March 31,
	2025	2024	2025	2024
	(in millions)		(in GWh)
Colorado Electric	$72.4	$69.7	532.3	555.7
South Dakota Electric	86.9	80.6	682.0	621.1
Wyoming Electric	66.6	60.8	645.8	575.2
Integrated Generation	10.8	11.1	29.3	28.0
Total Revenue and Quantities Sold	$236.7	$222.2	1,889.4	1,780.0

	Three Months Ended March 31,
	2025		2024
Heating Degree Days	Actual	Variance from Normal	Actual	Variance from Normal
Colorado Electric	2,733	9%	2,507	(6)%
South Dakota Electric	3,438	5%	3,134	(9)%
Wyoming Electric	3,140	5%	2,986	(5)%
Combined (a)	3,060	7%	2,820	(7)%

(a)
Degree days are calculated based on a weighted average of total customers by state.

	Three Months Ended March 31,
Contracted generating facilities Availability(a) by fuel type	2025	2024
Coal (b)	86.3%	95.6%
Natural gas and diesel oil (b)	91.6%	96.7%
Wind (b)	86.3%	90.3%
Total Availability	89.3%	95.5%

Wind Capacity Factor (a)	40.0%	39.8%

(a)
Availability and Wind Capacity Factor are calculated using a weighted average based on capacity of our generating fleet.
(b)
2025 included unplanned outages at Wygen III, Pueblo Airport Generation #4-5 and Busch Ranch I and II.

OPERATING STATISTICS (continued)

Gas Utilities

	Revenue		Quantities Sold and Transported
	Three Months Ended March 31,		Three Months Ended March 31,
	2025	2024	2025	2024
	(in millions)		(Dth in millions)
Retail Revenue -
Residential	$344.1	$297.8	30.7	27.8
Commercial	134.3	118.5	14.0	13.0
Industrial	6.6	5.1	1.0	0.9
Other Retail (a)	14.7	16.0	—	—
Subtotal Retail Revenue - Gas	499.7	437.4	45.7	41.7
Transportation	57.7	51.7	50.4	46.7
Other (b)	15.0	19.6	—	—
Total Revenue and Quantities Sold	$572.4	$508.7	96.1	88.4

(a)
Includes Black Hills Energy Services revenue under the Choice Gas Program.
(b)
Includes inter-segment rent and non-regulated services under the Service Guard Comfort Plan, Tech Services, and HomeServe.

	Revenue		Quantities Sold and Transported
	Three Months Ended March 31,		Three Months Ended March 31,
	2025	2024	2025	2024
	(in millions)		(Dth in millions)
Arkansas Gas	$124.8	$110.7	13.2	12.0
Colorado Gas	115.8	117.7	13.2	12.9
Iowa Gas	86.8	61.8	15.2	13.5
Kansas Gas	66.1	50.3	11.7	9.7
Nebraska Gas	130.2	114.3	29.6	27.1
Wyoming Gas	48.7	53.9	13.2	13.2
Total Revenue and Quantities Sold	$572.4	$508.7	96.1	88.4

	Three Months Ended March 31,
	2025		2024
Heating Degree Days	Actual	Variance from Normal	Actual	Variance from Normal
Arkansas Gas (a)	1,957	2%	1,772	(12)%
Colorado Gas	2,837	2%	2,743	(3)%
Iowa Gas	3,288	(1)%	2,898	(16)%
Kansas Gas (a)	2,616	10%	2,291	(7)%
Nebraska Gas	3,039	2%	2,802	(9)%
Wyoming Gas	3,323	3%	3,156	(3)%
Combined (b)	3,082	1%	2,865	(8)%

(a)
Arkansas Gas and Kansas Gas have weather normalization mechanisms that mitigate the weather impact on revenue.
(b)
The combined heating degree days are calculated based on a weighted average of total customers by state excluding Kansas Gas due to its weather normalization mechanism. Arkansas Gas is partially excluded based on the weather normalization mechanism in effect from November through April.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, May 8, 2025, to discuss the company's financial results.

To participate by phone and ask a question during the live broadcast, participants can access the event directly at Black Hills Corp. Conference Q&A. Please allow at least five minutes to register. Upon registration, dial-in information will be provided, including a personal identification number.

To access a listen-only webcast and view presentation slides, please register at Black Hills Corp. Webcast. At the conclusion of the call, a replay of the broadcast will be available at this link and at Black Hills’ investor relations website for up to one year.

AGA FINANCIAL FORUM PARTICIPATION

Leadership from Black Hills Corp. is scheduled to meet with investors and analysts at the 2025 AGA Financial Forum taking place from May 18, 2025, through May 20, 2025. An investor presentation will be available prior to the conference on Black Hills’ website at www.blackhillscorp.com under “Events and Presentations."

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.35 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2025 earnings guidance and long-term growth target. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2024 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

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The accuracy of our assumptions on which our earnings guidance and long-term growth target is based;
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Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;
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Our ability to complete our capital program in a cost-effective and timely manner;
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Our ability to execute on our strategy;
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Our ability to successfully execute our financing plans;
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The effects of changing interest rates;
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Our ability to achieve our greenhouse gas emissions intensity reduction goals;
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The impact of future governmental regulation;
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Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;
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The effects of inflation, tariffs and volatile energy prices;
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Our ability to obtain sufficient insurance coverage at reasonable costs and whether such coverage will protect us against significant losses; and
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Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Sal Diaz
Phone	605-399-5079
Email	investorrelations@blackhillscorp.com

Media Contact:
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